Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of TIB Financial Corp of our reports dated March 8, 2007 with respect to the consolidated financial statements of TIB Financial Corp, and management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of TIB Financial Corp for the year ended December 31, 2006.

Crowe Chizek and Company LLC
Fort Lauderdale, Florida May 29, 2007